CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Post-Effective Amendment No. 5 to the Registration Statement on Form N-4 (No. 333-230375) (the “Registration Statement”) of RiverSource® RAVA 5 Advantage ® Variable Annuity (Offered for contract applications signed on or after April 29, 2019) of our report dated April 19, 2024 relating to the financial statements of RiverSource Life Insurance Co. of New York and consent to the use in the Registration Statement of our report dated April 22, 2024 relating to the financial statements of each of the divisions of RiverSource of New York Variable Annuity Account indicated in our report, which appear in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm" in such registration statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 22, 2024